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   January 6, 1995



   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street NW
   Washington, DC 20549

   Re:  ECOLAB INC. REGISTRATION STATEMENT ON FORM S-3

   Gentlemen:

I am Vice President and Secretary of Ecolab Inc. (the "Company"). In that capacity, I have acted as counsel to the Company in connection with the above referenced Registration Statement on Form S-3 ("Registration Statement"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act") of up to 4,455,343 shares of the Company's currently issued and outstanding Common Stock, $1.00 par value ("Shares") to be sold by the Selling Shareholders as defined in the Registration Statement. Each of such Shares includes one-fourth of an associated Preferred Stock Purchase Right ("Right").

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined the (i) proposed Registration Statement on Form S-3, (ii) the Amended and Restated Rights Agreement between the Company and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company) dated as of February 14, 1986, as amended and restated as of July 15, 1988, and as amended September 10, 1990 ("Rights Agreement"), (iii) the Merger Agreement as defined in the Registration Statement, (iv) certain resolutions of the Corporation's Board of Directors relating to the Merger Agreement and to the issuance and sale and resale of the Shares and such other documents, corporate records and instruments and such laws and regulations as I have considered relevant for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. Based upon the foregoing, I am of the opinion


Securities and Exchange Commission
January 6, 1994
Page 2


that the Shares covered by the Registration Statement will be legally issued, fully paid and non-assessable when sold pursuant to the Registration Statement and that one-fourth of a Right will adhere to each Share.

I hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement and to its use as part of the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement.


   Very truly yours,

   /s/Kenneth A. Iverson

   KAI/pp
   A:KAI#2/KI1227-1